As filed with the Securities and Exchange Commission on May 6, 2020
Registration No.   333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE PNC FINANCIAL SERVICES GROUP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	25-1435979
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

The Tower at PNC Plaza 300 Fifth Avenue Pittsburgh, Pennsylvania	15222-2401
(Address of Principal Executive Offices)	(Zip Code)

The PNC Financial Services Group, Inc. Employee Stock Purchase Plan
(Full title of the plan)

Robert Q. Reilly
Executive Vice President and Chief Financial Officer
The PNC Financial Services Group, Inc.
The Tower at PNC Plaza
300 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2401
(Name and address for agent for service)
(888) 762-2265
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, $5.00 Par Value	$2,000,000	$103.85	$207,700,000.00	$26,959.46

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may become issuable under The PNC Financial Services Group, Inc. Employee Stock Purchase Plan (the “ESPP”) pursuant to stock splits, stock dividends or similar transactions, without the need for any post-effective amendment.

(2)
Calculated pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low sales price of the common stock of The PNC Financial Services Group, Inc. (“PNC”) as reported on the New York Stock Exchange on May 1, 2020.

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) is being filed in order to register 2,000,000 shares of common stock, par value $5.00 per share, of PNC (the “Common Stock”) pursuant to the ESPP. PNC previously filed the following registration statements on Form S-8 with the Securities and Exchange Commission (the “Commission”) relating to the ESPP: (i) Form S-8 filed with the Commission on December 31, 2008 (Registration No. 333-156540) that registered the offer and sale of 2,000,000 shares of Common Stock; (ii) Form S-8 filed with the Commission on April 25, 1997 (Registration No. 333-25867) that registered the offer and sale of 4,000,000 shares of Common Stock; and (iii) Form S-8 filed with the Commission on September 1, 1995 (Registration No. 033-62311) that registered the offer and sale of 1,149,074 shares of Common Stock.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be delivered to participants in the ESPP as specified by Rule 428(b)(1) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act and are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

Item 3. Incorporation by Reference

The following documents previously filed by PNC with the Commission are incorporated herein by reference:

•	PNC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 2, 2020;

•	PNC’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the Commission on May 5, 2020;

•	PNC’s Current Reports on Form 8-K filed with the Commission on January 15, 2020, January 22, 2020, February 20, 2020, April 15, 2020, and May 1, 2020; and

•
The description of the Common Stock, as set forth in the registration statement on Form 8-A filed by PNC pursuant to Section 12 of the Exchange Act on September 24, 1987, as such description was amended by the registration statement on Form S-3 filed by PNC with the Commission on February 29, 2016 (File No. 333-209782), and as such description may be amended in any subsequent filing by PNC with the Commission under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All documents filed by PNC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any report, document or portion thereof that is furnished to, but not filed with, the Commission is specifically not incorporated by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The legal opinion regarding the validity of the securities to be issued is rendered by Alicia G. Powell, Corporate Secretary and Managing Chief Counsel of PNC. Ms. Powell beneficially owns or has the rights to acquire an aggregate of less than 1% of PNC’s common stock. In addition, Ms. Powell is eligible to be a participant, and is a participant, under the ESPP.

Item 6. Indemnification of Directors and Officers.

PNC is incorporated under the laws of the Commonwealth of Pennsylvania. Sections 1741 and 1742 of the Pennsylvania Business Corporation Law, as amended (the “PBCL”), provide that a Pennsylvania corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, provided that certain standards are met, including that the person acted in good faith and with the reasonable belief that the particular action was in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In the case of an action brought by or in the right of the corporation, indemnification of any person who was or is a party or is threatened to be made a party to the action by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise, against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action is permitted if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification is permitted under this provision, however, in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for the expenses that the court of common pleas or other court deems proper.
Section 1743 of the PBCL provides, in general, that a corporation must indemnify any representative of a business corporation who has been successful on the merits, or otherwise, in defense of any action or proceeding referred to in Section 1741 or Section 1742 or in defense of any claim, issue, or matter therein, against expenses (including attorneys’ fees) actually and reasonably incurred therein. Under Section 1745 of the PBCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced, if it is ultimately determined that such person is not entitled to indemnification from the corporation.
Section 1746 of the PBCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.
PNC’s By-Laws, as amended and restated (the “By-Laws”) provide for the mandatory indemnification of directors and officers in accordance with and to the full extent permitted by the laws of the Commonwealth of Pennsylvania as in effect at the time of such indemnification. Our By-Laws also eliminate, to the maximum extent permitted by the laws of the Commonwealth of Pennsylvania, the personal liability of directors for monetary damages for any action taken, or any failure to take any action as a director, except in any case such elimination is not permitted by law.
Section 1747 of the PBCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity against any liability asserted against the person in any capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify such person against that liability under the provisions of the PBCL.
PNC has purchased directors’ and officers’ liability insurance covering certain liabilities that may be incurred by its directors and officers in connection with the performance of their duties.
The foregoing is only a general summary of certain aspects of Pennsylvania law and the By-Laws relating to indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Sections 1741, 1742, 1743, 1745, 1746 and 1747 of the PBCL and the By-Laws .
Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit 4.1	Amended and Restated Articles of Incorporation of The PNC Financial Services Group, Inc., effective January 2, 2009	Incorporated herein by reference to Exhibit 3.1 of PNC’s Annual Report on Form 10-K for the year ended December 31, 2008
Exhibit 4.2	Amendment to Amended and Restated Articles of Incorporation of The PNC Financial Services Group, Inc., effective November 19, 2015	Incorporated herein by reference to Exhibit 3.1.6 of PNC’s Current Report on Form 8-K filed November 20, 2015
Exhibit 4.3	By-Laws of The PNC Financial Services Group, Inc., as amended and restated, effective August 11, 2016	Incorporated herein by reference to Exhibit 3.2 of PNC’s Current Report on Form 8-K filed August 16, 2016
Exhibit 4.4	PNC Financial Services Group, Inc. Employee Stock Purchase Plan (Amended and Restated as of January 1, 2020)	Filed herewith
Exhibit 5.1	Opinion of Alicia G. Powell	Filed herewith
Exhibit 23.1	Consent of PricewaterhouseCoopers LLP, relating to The PNC Financial Services Group, Inc.	Filed herewith
Exhibit 23.2	Consent of Deloitte & Touche LLP, relating to BlackRock, Inc.	Filed herewith
Exhibit 23.3	Consent of Alicia G. Powell	Included in the opinion filed as Exhibit 5.1 hereto
Exhibit 24.1	Powers of Attorney	Filed herewith

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, PNC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on May 6, 2020.

THE PNC FINANCIAL SERVICES GROUP, INC.

By:	/s/ Gregory H. Kozich
Gregory H. Kozich
Senior Vice President and Controller

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ William S. Demchak	Chairman, President, Chief Executive Officer (Principal Executive Officer) and Director	May 6, 2020
William S. Demchak*

/s/ Robert Q. Reilly	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 6, 2020
Robert Q. Reilly*

/s/ Gregory H. Kozich	Senior Vice President and Controller (Principal Accounting Officer)	May 6, 2020
Gregory H. Kozich*

/s/ Joseph Alvarado	Director	May 6, 2020
Joseph Alvarado*

/s/ Charles E. Bunch	Director	May 6, 2020
Charles E. Bunch*

/s/ Debra A. Cafaro	Director	May 6, 2020
Debra A. Cafaro*

/s/ Marjorie Rodgers Cheshire	Director	May 6, 2020
Marjorie Rodgers Cheshire*

/s/ Andrew T. Feldstein	Director	May 6, 2020
Andrew T. Feldstein*

/s/ Richard J. Harshman	Director	May 6, 2020
Richard J. Harshman*

/s/ Daniel R. Hesse	Director	May 6, 2020
Daniel R. Hesse*

/s/ Linda R. Medler	Director	May 6, 2020
Linda R. Medler*

/s/ Martin Pfinsgraff	Director	May 6, 2020
Martin Pfinsgraff*

/s/ Toni Townes-Whitley	Director	May 6, 2020
Toni Townes-Whitley*

/s/ Michael J. Ward	Director	May 6, 2020
Michael J. Ward*